2/23/90   Adopted, Effective 1/1/90
1993 Amended
1996      Amended
8/7/97    Amended

                      MMI COMPANIES, INC.

                 RETURN ON EQUITY INCENTIVE PLAN

                       TABLE OF CONTENTS
SECTION
                                                       PAGE

  1.       Introduction
           Purpose and Summary                               1
           Effective Date, Plan Year                         1
           Committee                                         1
           Employers                                         1
           Unfunded Nature of Plan                           1

  2.       Eligibility
           Participation                                     1-2
           Notice of Participation                           2

  3.       Annual Awards
           Determining Annual Award                          2
           Return on Equity Factor                           2-3
           Committee Involvement                             3

  4.       Plan Accounts and Adjustments
           Participant Accounts                              3
           Account Adjustments                               4

  5.       Vesting
           Vesting Schedule                                  4-5
           Retirement or Death of Participant                5
           Disability                                        5
           Special Circumstances                             5

  6.       Distribution of Benefits
           Time of Payment                                   6
           Form of Payment                                   6
           Designation of Beneficiary                        6

  7.       Administration
           General Rights, Powers, and Duties of             6-7
           Committee                                         7
           Information to be Furnished to Committee          7
           Responsibility                                    7
           Interested Committee Member                       8
           Committee Expenses                                8
           Committee's Decision Final                        8
           Role of Independent Auditors

  8.       General Provisions                                9
           Action By Employer                                9
           Controlling Law                                   9
           Employment Rights                                 9
           Litigation by Participants                        9
           Interests Not Transferable
                                                             9
  9.       Amendment and Termination

                           SECTION 1

                          Introduction

 1.1.         Purpose and Summary.  The MMI Companies, Inc.
Return on Equity Incentive Plan (the "Plan") is maintained by MMI Companies, Inc. (the "Company") to assist in attracting and retaining management personnel for the Company and certain of its subsidiaries and affiliates and to encourage executives to strive for outstanding results in the operation of the Company and its subsidiaries and affiliates from year to year. The Plan is intended to provide an incentive comparable to equity participation in the performance of the Company and is not intended as an element of the Company's compensation package.
The amount awarded to each participant under the Plan for any Plan year depends on the extent to which the amount earned on the book value of the Company's common stock exceeds a certain threshold.

 1.2. Effective Date, Plan Year. The Plan has been established effective January 1, 1990. The "Plan year" is the Company's fiscal year.

 1.3. Committee. The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The general rights and duties of the Committee under the Plan are described in Section 7.

 1.4. Employers. The Company and each subsidiary or affiliate of the Company which adopts the Plan with the Company's consent is referred to herein as an "employer" and may be referred to collectively as the "employers".

 1.5. Unfunded Nature of Plan. The Plan is an unfunded program for a select group of management employees, with incentive award payments provided from the general assets of the employers. Participants shall have only those rights to incentive award payments as are set forth in the Plan and shall be considered as unsecured creditors of the employers with respect to any such rights.

                            SECTION 2

                          Eligibility

 2.1. Participation. Participants in the Plan shall be those employees of the employers who are designated as participants by the Committee. The Committee may add or remove employees from participation at any time for any reason (e.g. termination or retirement). An employee who is removed from participation shall continue to be treated as a participant for all purposes of the Plan except that such an employee will not receive any awards under Section 3 for any Plan year ending after the date the employee is removed as a participant. Each Plan year the Committee shall classify each participant as either a Class I, Class II or Class III participant.

 2.2. Notice of Participation. The Committee will ensure that each participant receives notice of eligibility for participation in the Plan.

                           SECTION 3

                         Annual Awards

 3.1.         Determining Annual Award.  Each participant in the
      Plan on the last day of a Plan year shall be entitled to an award for that Plan year. The annual award for a Plan year shall be the amount determined by multiplying the participant's base salary for the Plan year by the return on equity factor (as defined in subsection 3.2) that is applicable based on the participant's class of participation and the Company's return on equity for the Plan year.

 3.2. Return on Equity Factor. The return on equity factor ("ROE Factor") for each class of participants shall be the percentage for the class (determined from the table below) that corresponds to the Company's return on equity per share (ROE" as defined below) for the Plan year.

If the Return on
Equity Per Share Is:          Then The ROE Factor shall Be:

                 Class I          Class II        Class III
               Participants     Participants     Participants

Below 14%            0%              0%              0%
 14%                 3%            2.5%              2%
 15%                 9%            7.5%              6%
 16%                18%            15%              12%
 17%                30%            25%              20%
 18%                42%            35%              28%
 19%                51%            42%              34%
 20%                57%            46%              38%
21% or more         60%            50%              40%

      The ROE Factor for any ROE between 14 percent and 21 percent that is not a whole number shall be the sum of (i) the ROE Factor on the table that corresponds to the next lower ROE on the table that is a whole number, and (ii) the product of the fractional portion of the ROE (expressed as a decimal and rounded to the nearest one-tenth) multiplied by the margin between the ROE Factors on the table that correspond to the next lower and next higher ROE figures on the table that are whole numbers.* The Company's ROE for a Plan year means the ratio (expressed as a percentage) of the Company's fully diluted Operating Earnings Per Share for the Plan year divided by the beginning of year Book Value Per Share. For purposes of this calculation, Operating Earnings Per Share shall mean per share income from continuing operations less the net of tax per share impact of realized investment gains and losses. Operating Earnings Per Share also shall exclude the net of tax effect of earnings adjustments for material amounts resulting from nonrecurring transactions or agreements entered into in prior years or for adjustments that arise from outside factors, e.g., accounting, legislative or regulatory changes. Book Value Per Share shall mean beginning of the year fully diluted book value per share.

*For example, if the ROE is 14.53 percent, the ROE factor will be 6 percent for Class I: (3 + [.5x(9-3)]);; the ROE factor will be
 5 % for Class II; 4(2.5 + [.5x(7.5-2.5)]); the ROE factor for Class III will be 4% (2 + [.5x(6-2]).


3.3 Committee Involvement. The Committee shall approve the construction of "Operating Earnings Per Share" and the exclusion, if appropriate, of the after-tax earnings impact of any material events in order to have such earnings per share amounts in concert with the intent of the Operating Earnings Per Share definition. The decision of the Committee shall be final. Further, it is the intent of the Committee to neither enhance nor penalize the Company's ROE calculation as a result of an increase or decrease in the per share market value of the Company's common stock.

                           SECTION 4

                 Plan Accounts and Adjustments

 4.1. Participant Accounts. A bookkeeping reserve account will be maintained by the Committee for each participant in the Plan. A separate subaccount shall be maintained under a participant's account for each Plan year the participant receives an award under the Plan. The annual award determined for a participant in accordance with the provisions of Section 3 shall be credited to the subaccount created under the participant's account for the Plan year and added to the amounts credited to the participant's subaccount for prior Plan years and thereafter shall be adjusted as provided in subsection 4.2 below.

 4.2. Account Adjustments. The annual award for any Plan year shall be credited to a participant's account as soon as practicable after the amount of the award has been determined. Thereafter, each subaccount under a participant's account shall be adjusted as follows:
 (a) As of each January 1 and July 1, interest shall be credited to each subaccount based on the subaccount balance at the beginning of the period. The interest to be credited shall be at an annual rate equal to the prime interest rate as reported by the Wall Street Journal on the date such interest is to be credited (or the next closest business day if such date is a Saturday or Sunday).

 (b) As soon as practicable after the end of each Plan year but prior to the April 1 immediately followed the end of such year, the Company will review the ROE determinations for each of the three Plan years preceding the Plan year just completed. If the ROE for any such Plan year is reduced because of a determination by the Company's auditors and consulting actuaries that the Company's loss reserves for the fiscal year ending with the Plan year as brought forward were deficient, the Committee will charge each subaccount created for that Plan year with the difference between the award that was originally credited to the subaccount and the award that would have been credited had the redetermined ROE been used.


 (c)  As soon as practicable following a distribution under
      Section 6, a participant's subaccount shall be charged with the amount of the distribution after adjusting the subaccount under subparagraphs (a) and (b) above.

                           SECTION 5

                            Vesting

 5.1. Vesting Schedule. Provided a participant is employed on the applicable vesting dates set forth below, a participant shall become vested (i.e., shall have a nonforfeitable right subject to the adjustment provisions of subsection 4.2) in a portion of each of his subaccounts in accordance with the following vesting schedule, based upon the number of months after the end of the Plan year for which the subaccount was established.

 Months Following Plan Year                        Vesting %

      16                       33 1/3%
      28                       50%
      40                      100%

      That portion of any subaccount that is not vested under this
      Section 5 at termination of employment shall be forfeited by the participant.

 5.2.            Retirement   or   Death   of   Participant.
      Notwithstanding subsection 5.1, a participant's entire account balance shall be 100 percent vested in the event of the participant's retirement or death while employed by an employer; provided, that such account shall continue to be adjusted as provided in subsection 4.2 until completely distributed. The term "retirement" as used in this Plan shall mean attaining a minimum of (i) age 55 with 10 years of credited service, or (ii) age 65. In either case, it shall also be a condition of payment(s) that the participant does not engage in "Other Employment." "Other Employment" means (x) performing any services, whether compensated or not, as an employee, consultant, director, advisor, or agent of a Competitor of the Company and its subsidiaries; or (y) performing any services as an employee or independent contractor of a business entity other than MMI and its subsidiaries, except for limited consulting services approved in advance by MMI. Such approval shall not be unreasonably withheld. "Competitor" means a business entity which engages in the distribution and/or sales of products or services which are offered or in development by any of MMI's ongoing business operations at the time of termination of the participant's employment.

      The Company may request appropriate proof that participant is retired, including, but not limited to, obtaining a certificate from the participant, and reviewing the participant's tax returns.

 5.3. Disability. Notwithstanding subsection 5.1, a participant's entire account balance shall be 100 percent vested in the event the participant becomes disabled; provided, that such account shall continue to be adjusted as provided in subsection 4.2 until completely distributed. A participant shall be considered disabled if it is certified to the Company by a physician acceptable to the Company that the participant's disability is such that it will substantially impair the participant's ability to perform his duties for more than 180 days.


 5.4. Special Circumstances. The entire balance in participant's account shall become 100 percent vested and nonforfeitable in the event of a change in control of the Company. A change in control of the Company shall mean a reconstitution of more than 50 percent of the Board of Directors of the Company within any consecutive 12-month period or an accumulation of more than 50 percent of the Company's outstanding stock by any individual, by any entity, controlled group of entities, or group of individuals or entities acting in concert for the purpose of controlling the Company.



                            SECTION 6

                    Distribution of Benefits

 6.1. Time of Payment. Each of a participant's subaccount vested balances (as adjusted from time to time under subsection 4.2) shall be distributed in three installments. One-third of each subaccount balance shall be paid in the 16th month following the end of the Plan year for which the subaccount was created, one-half of the remaining account balance shall be paid in the 28th month following the end of such Plan year and any remaining balance in the subaccount shall be paid in the 40th month following the end of such Plan year. The Committee will combine all subaccount payments under the Plan into one payment to a participant. Notwithstanding the foregoing, a participant's entire account shall be distributed in one lump sum payment as soon as practicable following a change in control of the Company (as defined in subsection 5.4 above).

 6.2. Form of Payment. Amounts distributable to a participant (or beneficiary) will be payable in a lump sum directly from the general assets of the employers.

6.3 Designation of Beneficiary. Each participant form time to time may designate any person or persons to whom the participant's account will be paid in the event the participant dies before receiving all of his account balance. A beneficiary designation will be effective only when filed in writing with the Committee while the participant is alive and will cancel all beneficiary forms previously filed with the Committee.
      If a deceased participant failed to designate a beneficiary, or if the beneficiary dies before full payment of the participant's account, the participant's account shall be payable to the participant's spouse or, if there is none, to the participant's estate.


                           SECTION 7

                         Administration

 7.1.         General Rights, Powers, and Duties of Committee.
      The Committee shall be the Plan administrator and shall be responsible for the management, operation, and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

     (a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary, in its sole discretion, for the proper and efficient administration of the Plan;

     (b) To administer the Plan in accordance with its terms and any rules and regulations it may establish;

     (c) To maintain records, concerning the Plan, sufficient to prepare reports, returns and other information required by the Plan or by law;

     (d) To construe and interpret the Plan and to resolve all questions arising under the Plan;

     (e) To direct the employers to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

     (f) To employ or retain agents; attorneys, accountants or other persons, who may also be employed by or represent the employers; and

     (g) To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable Federal or State law.

 7.2. Information to be Furnished to Committee. The employers shall furnish the Committee such data and information as it may require. The records of the employers shall be determinative of each participant's period of employment, termination of employment and the reason therefor, leave of absence, reemployment and personal data. Participants and their beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

 7.3. Responsibility. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to such member's fraud or willful misconduct. The Company agrees to defend, indemnify and hold each Committee member harmless form any and all damages, losses or costs (including reasonable attorney's fees), which occur by reason of, arise out of, or are incidental to implementation or administration of the Plan unless attributable to the member's fraud or willful misconduct.

 7.4.         Interested Committee Member.  If a member of the
      Committee is also a participant in the Plan, the member may not decide or determine any matter or question concerning such member's account under the Plan unless such decision or determination could be made under the Plan by such individual if not a member of the Committee.

 7.5. Committee Expenses. All costs, charges and expenses reasonably incurred by the Committee will be paid by the employers in such proportions as the Company may direct.

 7.6. Committee's Decision Final. Any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Committee made by the Committee in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.


 7.7 Role of Independent Auditors The determination of the Company's ROE for a Plan year shall be reviewed by the Company's independent auditors. The auditor's role in reviewing the ROE calculation will be at the direction of the Committee; however, it is contemplated that their role is for the purpose of expressing comfort to the Committee as well as reporting and documenting findings by performing the following:

 (a) Review the calculation of original ROE including Operating
     Earnings per Share and Book Value per Share;

 (b) Review the calculation of per share net of tax realized investment gains and losses;

 (c) Review the calculation of common shares outstanding as of year end and of the weighted average number of common share and common stock equivalents as of each year;

 (d) Review loss reserve adjustments by accident year as of each succeeding year end;

 (e) Review the effect of net of tax loss reserve adjustments on subsequent years per share operating earnings, as recalculated;

 (f) Review the calculation of any other adjustments deemed appropriate by the Committee; and

 (g) Review the derivation of all amounts used in the calculation.

                            SECTION 8

                       General Provisions

 8.1.         Action by Employer.   Any action required or
      permitted to be taken by an employer under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

 8.2. Controlling Law. Except to the extent superseded by laws of the United States, the laws of Illinois shall be controlling in all matters relating to the Plan.

 8.3. Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of an employer, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

 8.4. Litigation by participants. If a legal action begun against an employer or the Committee or any member thereof, by or on behalf of any person results adversely to that person, the cost to the employers or the Committee or any member thereof of defending the action will be charged to the sums, if any, which were involved in the action or were payable to the person concerned.

 8.5 Interests Not Transferable. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and, except as may be required by the tax withholding provisions of the Internal Revenue Code or any state's income tax act, may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.


                           SECTION 9

                   Amendment and Termination

       While the Company expects and intends to continue the Plan, it reserves the right to amend the Plan from time to time or to terminate the Plan, provided, however, that each participant will be entitled to the awards credited his account prior to such amendment or termination which are vested at the time of the amendment or termination or vested thereafter in accordance with the terms of the Plan as in effect immediately report to such amendment or termination.